Exhibit 10.3

EXECUTION VERSION

MASTER LOAN AND SECURITY AGREEMENT

Dated as of December 30, 2003

HOMEONE FUNDING I

as Borrower

and

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

as Lender

TABLE OF CONTENTS

Section 1.	Definitions and Accounting Matters
1.01	Certain Defined Terms
1.02	Accounting Terms and Determinations

Section 2.	Advances, Note and Prepayments
2.01	Advances
2.02	Notes
2.03	Procedure for Borrowing
2.04	Limitation on Types of Advances; Illegality
2.05	Repayment of Advances; Interest
2.06	Mandatory Prepayments or Pledge
2.07	Optional Prepayments
2.08	Requirements of Law.
2.09	Purpose of Advances

Section 3.	Payments; Computations; Taxes; Commitment Fee
3.01	Payments
3.02	Computations
3.03	U.S. Taxes
3.04	Commitment Fee
3.05	Non-Utilization Fee.
3.06	Termination Fee.

Section 4.	Collateral Security
4.01	Collateral; Security Interest
4.02	Further Documentation
4.03	Changes in Locations, Name, etc
4.04	Lender’s Appointment as Attorney-in-Fact.
4.05	Performance by Lender of Borrower’s Obligations
4.06	Proceeds
4.07	Remedies
4.08	Limitation on Duties Regarding Preservation of Collateral
4.09	Powers Coupled with an Interest
4.10	Release of Security Interest

Section 5.	Conditions Precedent
5.01	Initial Advance
5.02	Initial and Subsequent Advances

Section 6.	Representations and Warranties
6.01	Existence
6.02	Financial Condition
6.03	Litigation
6.04	No Breach

6.05	Action
6.06	Approvals
6.07	Margin Regulations
6.08	Taxes
6.09	Investment Company Act
6.10	No Legal Bar
6.11	No Default
6.12	Collateral; Collateral Security
6.13	Chief Executive Office
6.14	Location of Books and Records
6.15	True and Complete Disclosure
6.16	Guarantors’ Compliance with the Guaranties
6.17	ERISA
6.19	Relevant States
6.20	True Sales
6.21	No Burdensome Restrictions
6.22	Subsidiaries
6.23	Origination and Acquisition of Mortgage Loans
6.24	No Adverse Selection
6.25	Borrower Solvent; Fraudulent Conveyance

Section 7.	Covenants of the Borrower
7.01	Financial Statements
7.02	Litigation
7.03	Existence, Etc
7.04	Prohibition of Fundamental Changes
7.05	Borrowing Base Deficiency
7.06	Notices
7.07	Servicing
7.08	MERS
7.09	Underwriting Guidelines
7.10	Lines of Business
7.11	Transactions with Affiliates
7.12	Use of Proceeds
7.13	Limitation on Liens
7.14	Limitation on Sale of Assets
7.15	Limitation on Distributions
7.16	Maintenance of Liquidity.
7.17	Maintenance of Tangible Net Worth
7.18	Maintenance of Ratio of Total Indebtedness to Tangible Net Worth
7.19	Restricted Payments
7.20	Servicing Transmission
7.21	No Amendment or Waiver
7.22	Maintenance of Property; Insurance
7.23	Further Identification of Collateral
7.24	Contract or Mortgage Loan Determined to be Defective
7.25	Interest Rate Protection Agreements
7.26	Certificate of a Responsible Officer of the Borrower
7.27	Reserved
7.28	Alternative Collateral
7.29	Maintenance of Separateness
7.30	Securitization Exclusivity

Section 8.	Events of Default

Section 9.	Remedies Upon Default

Section 10.	No Duty on Lender’s Part

Section 11.	Miscellaneous
11.01	Waiver
11.02	Notices
11.03	Indemnification and Expenses
11.04	Amendments
11.05	Successors and Assigns
11.06	Survival
11.07	Captions
11.08	Counterparts
11.09	Loan Agreement Constitutes Security Agreement; Governing Law
11.10	SUBMISSION TO JURISDICTION; WAIVERS
11.11	WAIVER OF JURY TRIAL
11.12	Acknowledgments
11.13	Hypothecation or Pledge of Collateral
11.14	Assignments; Participations
11.15	Servicing
11.16	Periodic Due Diligence Review
11.17	Set-Off
11.18	Intent
11.19	Entire Agreement
11.20	Public Announcements
11.21	Limitation on Liability

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Mortgage Loans

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Relevant States

SCHEDULE 4	Subsidiaries

EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B	Form of Custodial Agreement

MASTER LOAN AND SECURITY AGREEMENT

MASTER LOAN AND SECURITY AGREEMENT, dated as of December 30, 2003, between HOMEONE FUNDING I , a Delaware statutory trust (the “Borrower”) and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (the “Lender”).

RECITALS

The Borrower wishes to obtain financing from time to time to provide interim funding for the origination or acquisition of certain first lien manufactured or modular housing retail installment sales contracts and installment loan agreements, including any Streamlined Land-and Home Contracts (as defined herein) or promissory notes, mortgages, deeds of trust or other security instruments creating a first lien on the real estate to which a manufactured home is deemed permanently affixed, which Contracts (as defined herein) and Mortgage Loans (as defined herein) shall secure Advances (as defined herein) to be made by the Lender hereunder.

The Lender has agreed, subject to the terms and conditions of this Loan Agreement  (as defined herein), to provide such financing to the Borrower, with a portion of the proceeds of the sale of all mortgage-backed securities issued by any such trust or other entity, together with a portion of the proceeds of any permitted whole loan sales, together with other funds of the Borrower, if necessary, being used to repay any Advances made hereunder as more particularly described herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.              Definitions and Accounting Matters.

1.01         Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean, with respect to any Contract or Mortgage Loan, accepted and prudent mortgage servicing practices of prudent mortgage lending institutions which service assets of the same type as such Contracts or Mortgage Loans in the jurisdiction where the related Secured Property or Mortgaged Property is located in a manner at least equal in quality to the servicing the Borrower or Borrower’s designee provides to assets which it owns in its own portfolio.

“Advance” shall have the meaning specified in Section 2.01(a) hereof.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“ALTA” means the American Land Title Association.

“Applicable Collateral Percentage” shall mean with respect to each Advance for any calendar month (or partial calendar month),

(i) the percentage specified on Exhibit K hereto, corresponding to the characteristics of the Mortgage Loans and Contracts securing such Advances and the Applicable Margin selected by the Borrower for such calendar month (or partial calendar month); less

(ii) on the date on which such Contract or Mortgage Loan becomes subject to the terms of this Agreement, 200 basis points (2.00%) for each 0.25% by which the weighted average coupon of the Eligible Assets is less than the fixed side of a five year swap against 3 month LIBOR plus 600 basis points as of such date.  The Borrower shall not be permitted to elect to increase the Applicable Collateral Percentage for any Mortgage Loan or Contract following the related Funding Date.

“Applicable Margin” shall mean with respect to any Advance, the percentage per annum selected by the Borrower, not more frequently than monthly with respect to the next succeeding calendar month, which shall not be less than 2.00% per annum or greater than 2.50% per annum, in accordance with the characteristics specified on Exhibit K hereto.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Contract or Mortgage Loan as the value of the related Secured Property or Mortgaged Property.

“Asset Data Transmission” shall mean a computer-readable transmission in a standardized text format, delivered by the Borrower to the Lender and the Custodian and incorporating the fields identified on Exhibit G or as otherwise mutually agreed by the Lender, the Borrower and the Custodian.

“Asset List” shall mean the hard copy report provided by the Borrower which shall include with respect to each Contract or Mortgage Loan to be included as Collateral: (i) the Mortgage Loan or Contract number, (ii) the Obligor’s name, (iii) the original principal amount of the Contract or Mortgage Loan and (iv) the current principal balance of the Contract or Mortgage Loan.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (excluding the name of the assignee), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Bank of America Facility” shall mean the Credit Agreement dated as of July 27, 2001, among the lenders party thereto, Bank of America, N.A. as administrative agent, FEI as guarantor and Fleetwood Holdings, Inc., Fleetwood Retail Corp. and certain of their respective subsidiaries as the borrowers (as amended through the Eighth Amendment thereto and without regard for whether such facility has expired or been terminated.)

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“Blocked Account Agreement” shall mean the Blocked Account Agreement, dated as of the date hereof, executed among the Borrower, the Lender and the Servicer.

“Borrower” shall have the meaning provided in the heading hereof.

“Borrowing Base” shall mean the aggregate Collateral Value of all Eligible Assets that have been, and remain pledged to the Lender hereunder.

“Borrowing Base Certificate” shall mean the certificate prepared by the Borrower and approved by the Lender in its reasonable discretion substantially in the form of Exhibit H, attached hereto.

“Borrowing Base Deficiency” shall have the meaning provided in Section 2.06 hereof.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian or banking and savings and loan institutions in the State of New York, Connecticut or Texas or the City of New York or the city or state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Buy-For Contract” shall mean a Contract under which the related Obligor is not a resident of the related Manufactured Home and such Manufactured Home was purchased primarily for use by some party other than the Obligor.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) Bank of America’s Nation Cash Reserve Fund or UBS’s Select Money Market Fund, provided that the rating of the sponsor of such fund provided by S&P and Moody’s is not lower than the rating of such entity on the date hereof.

“Change of Control” means (a) with respect to any entity, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of such entity at any time if after giving effect to such acquisition (i) such Person or Persons owns twenty percent (20%) or more of such outstanding voting stock or (ii) the owners of such entity as of the Effective Date do not own more than fifty percent (50%) of such outstanding shares of voting stock, or (b) with respect to HCC, either Boyd Plowman or Joe Corona leaves the employ of HCC and a replacement reasonably acceptable to Lender is not hired within 90 days.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

“Collateral Documents” shall mean, with respect to a Contract or Mortgage Loan, the documents comprising the Collateral File for such Contract or Mortgage Loan.

“Collateral File” shall have the meaning assigned thereto in the Custodial Agreement.

“Collateral Value” shall mean with respect to each Contract or Mortgage Loan,  the lesser of (a) the product of (x) the Applicable Collateral Percentage and (y) the outstanding principal balance of such Contract or Mortgage Loan, and (b) 95% the Market Value thereof; provided, that, the Collateral Value shall be deemed to be zero with respect to each Contract or Mortgage Loan:

(1)           in respect of which there is a material breach of a representation and warranty set forth on Schedule 1 (assuming each representation and warranty is made as of the date Collateral Value is determined) or there is an Exception which was not otherwise waived by Lender;

(2)           which has been released from the possession of the Custodian under Section 5(a) of the Custodial Agreement to the Borrower or its bailee for a period in excess of ten (10) calendar days (or if such tenth day is not a Business Day, the next succeeding Business Day);

(3)           which has been released from the possession of the Custodian (i) under Section 5(b) of the Custodial Agreement under any Transmittal Letter in excess of the time period stated in such Transmittal Letter for release, or (ii) under Section 5(c) of the Custodial Agreement under an Attorney Bailee Letter, from and after the date such Attorney’s Bailee Letter is terminated or ceases to be in full force and effect;

(4)           in respect of which (a) the related Secured Property or Mortgaged Property is the subject of a foreclosure proceeding or (b) the related Mortgage Note or Contract has been extinguished under relevant state law in connection with a judgment of foreclosure or foreclosure sale or otherwise;

(5)           if (a) the related Mortgage Note or Contract or the related Mortgage is not genuine or is not the legal, valid, binding and enforceable obligation of the maker thereof, subject to no right of rescission, set-off, counterclaim or defense, or (b) such Mortgage, is not a valid, subsisting, enforceable and perfected first lien on the Secured Property or Mortgaged Property;

(6)           in respect of which the related Obligor is the subject of a bankruptcy proceeding other than if (a) in the case of a Chapter 7 bankruptcy proceeding,  the Bankruptcy Court has reaffirmed the related Contract or Mortgage Loan or in the case of a Chapter 12 or Chapter 13 bankruptcy proceeding, such proceeding has been completed, and (b) the Obligor has made not less than six consecutive Monthly Payments thereunder after such reaffirmation, in the case of a Contract or Mortgage Loan subject to a Chapter 7 bankruptcy proceeding, or after completion of the bankruptcy proceeding, in the case of a Contract or Mortgage Loan subject to a Chapter 12 or Chapter 13 bankruptcy proceeding;

(7)           if the Obligor has not made its first payment on the related Contract or Mortgage Loan prior to the last day of the month following the month in which such payment was due at the time of the funding of the related Advance;

(8)           if the related Mortgaged Property or Secured Property is subject to any lien other than (1) that created in connection with the related Mortgage Note or Contract; (2) the lien of current real property taxes and assessments not yet due and payable; (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the related Mortgaged Property set forth in such appraisal; and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or Contract or the use, enjoyment, value or marketability of the related Mortgaged Property or Secured Property;

(9)           if the inclusion of such Contract or Mortgage Loan would cause the weighted average LTV of the Mortgage Loans and Contracts that are subject to this Loan Agreement to exceed 90%;

(10)         if the inclusion of such Contract or Mortgage Loan would cause the weighted average FICO Scores of the Obligors to be less than 675;

(11)         which is a Sublimit Excess Loan;

(12)         which when combined with all other Eligible Assets is not an Eligible Asset;

(13)         if the inclusion of such Contract or Mortgage Loan would cause the weighted average down payment of the Mortgage Loans and Contracts to be less than 10%; or

(14)         if the inclusion of such Contract or Mortgage Loan would cause the weighted average original term of the Mortgage Loans and Contracts to be greater than 270 months.

“Commitment Fee” shall have the meaning assigned to such term in Section 3.04 hereof.

“Contracts” shall mean the manufactured or modular housing retail installment sales contracts and installment loan agreements, including any Streamlined Land-and-Home Contract delivered under this Loan Agreement and includes, without limitation, all related security interests and any and all rights to receive payments thereunder and the security interest in the related Secured Property that the Custodian has been instructed to hold for the Lender pursuant to the Custodial Agreement.

“Contractual Obligation” shall mean as to any Person, any material provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among the Borrower, the Custodian and the Lender, substantially in the form of Exhibit B hereto, as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean U.S. Bank, National Association, its successors and permitted assigns.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Contract or Mortgage Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 11.16 hereof with respect to any or all of the Contracts or Mortgage Loans or the Borrower or related parties, as desired by the Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Eligible Asset” shall mean a fixed rate Mortgage Loan or Contract secured by a first priority lien on a single family manufactured or modular home that was originated or acquired by the Borrower in accordance with the Underwriting Guidelines or other Lender approved underwriting guidelines and as to which (i) the representations and warranties in Section 6.12 and 6.23 and Schedule 1 hereof are correct, (ii) the Mortgage Loan or Contract has a maximum term of 360 months, (iii) the maximum amount of such Mortgage Loan or Contract is $250,000, (iv)  such other customary criteria for eligibility determined by the Lender shall have been satisfied, (v) the Mortgage Loan or Contract is not more than 30 days past due at the month end of any reporting period, (vi) the Mortgage Loan or Contract has a maximum of 4 buy-down points, (vii) with respect to Mortgage Loans and Contracts that were originated prior to the Effective Date, such Mortgage Loan or Contract has a maximum of 1% in origination fees as a percentage of the purchase price of the related Manufactured Home, and with respect to Land-and-Home Contracts that are originated prior to, on or after the Effective Date, such Land-and-Home Contract has a maximum of 1% in origination fees as a percentage of the purchase price of the related Manufactured Home,  (viii) the Mortgage Loan or Contract has a maximum of 2.5% in construction period interest as a percentage of the purchase price of the related Manufactured Home, and (ix) the Mortgage Loan or Contract has an LTV less than or equal to 100%.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and

Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three primary dealers (other than an affiliate of the Lender).

“FEI” shall mean Fleetwood Enterprises, Inc., a Delaware corporation.

“FICO Score” means a statistical credit score published by Equifax (Beacon), Transunion (Emperica) or Experian (FICO), based on the primary bureau designated by HCC’s priority list (zip code matrix) for the primary applicant (or any comparable company that is acceptable to Lender and Borrower), that is obtained in connection with a loan application to help assess an applicant’s creditworthiness as of the time the score is obtained.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Person, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranties” shall mean the guaranties, dated December 30, 2003, executed by each of the Guarantors in favor of the Lender which evidences the guarantee by the related Guarantor of the obligations of the Borrower under this Loan Agreement pursuant to the respective terms set forth therein.

“Guarantor” shall mean each of FEI and HCC.

“HCC” shall mean HomeOne Credit Corp., a Delaware corporation.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person (other than any such obligations which are undrawn); (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements (other than flooring repurchase obligations); (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Instruction Letter” shall mean a letter agreement between the Borrower and each Subservicer substantially in the form of Exhibit J attached hereto, in which such Persons acknowledge the Lender’s security interest in the Contracts or Mortgage Loans, and agree to remit any collections with respect to the Contracts or Mortgage Loans as the Lender may so direct from time to time, which Instruction Letter may be delivered by Lender to such Subservicer in its sole discretion.

“Insurance Proceeds” means with respect to each Contract and Mortgage Loan, proceeds of insurance policies insuring the Contract or Mortgage Loan or the related Secured Property or Mortgaged Property, as the case may be.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the calendar day prior to the next succeeding Payment Date, and (ii) thereafter, each period commencing on the

Payment Date of a month and ending on the calendar day prior to the Payment Date of the next succeeding month.  Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Mortgage Loans and/or Advances, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into by Borrower and reasonably acceptable to the Lender.

“Land-and-Home Contract” shall mean a Contract or Mortgage Loan that is secured by a Mortgage on real estate on which the related Manufactured Home is situated, and which Manufactured Home is considered or classified as part of the real estate under the laws of the jurisdiction in which it is located.

“Lender” shall have the meaning assigned thereto in the heading hereto.

“LIBO Base Rate” shall mean with respect to each day an Advance is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen, as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 A.M., eastern time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Advances are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Advances to be outstanding on such day.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to an Advance, a rate per annum determined by the Lender in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by the Lender shall be conclusive absent manifest error by the Lender:

LIBO Base Rate
1.00 - LIBO Reserve Requirements

The LIBO Rate shall be calculated each Funding Date and Payment Date commencing with the first Funding Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for any Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to the Lender in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Agreement” shall mean this Master Loan and Security Agreement, as may be amended, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

“Loan Documents” shall mean collectively, this Loan Agreement, the Note, the Custodial Agreement, the Servicing Agreement, the Blocked Account Agreement, the Guaranty of HCC and the Guaranty of FEI.

“Loan-to-Value Ratio” or “LTV” means with respect to any Contract or Mortgage Loan, the ratio of the original outstanding principal amount of the Contract or Mortgage Loan to (i) with respect to a Land-and-Home Contract, the sum of the Appraised Value of the Secured Property or Mortgaged Property, as the case may be, at origination, plus the sum of the related (a) sales tax and (b) insurance, (ii) with respect to any Contract that does not arise in connection with a Land-and-Home Contract, the cash selling price of the related Manufactured Home (or Appraised Value in the case of used Manufactured Homes and Manufactured Homes sold in the State of California) plus the sum of the related (a) sales tax, and (b) insurance, or (iii) with respect to any Streamlined Land-and-Home Contract, the cash selling price of the related Manufactured Home plus the sum of the related (a) sales tax, (b) land value, (c)  land improvements and (d) insurance.

“Manufactured Home” shall mean a unit of manufactured or modular housing, including all accessions thereto, securing the indebtedness of the Obligor under the related Contract or Mortgage Loan.

“Market Value” shall mean the value, determined by the Lender in its good faith reasonable discretion, of the Contracts or Mortgage Loans.   The Lender’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Lender.  The Lender shall have the right to mark to market the Contracts or Mortgage Loans on a daily basis which Market Value with respect to one or more of the Contracts or Mortgage Loans may be determined to be zero.  The Borrower acknowledges that the Lender’s determination of Market Value is for the limited purpose of determining Collateral Value for lending purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Contracts or Mortgage Loans achieved by obtaining competing bids in an orderly market.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of the Borrower or either Guarantor, (b) the ability of the Borrower or either Guarantor to perform in all material respects its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Credit” shall mean $75,000,000.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Mortgage Loan” shall mean any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note and which is identified as a MERS Mortgage Loan on the related Mortgage Loan Schedule.

“MERS System” shall mean the system of recording transfers of Mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Contract or Mortgage Loan.

“Mortgage” shall mean with respect to any Mortgage Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple or a leasehold estate in such real property which secures the Mortgage Note.

“Mortgage Interest Rate” means the annual rate of interest borne on a Contract or Mortgage Note.

“Mortgage Loan” shall mean a mortgage loan which the Custodian has been instructed to hold for the Lender pursuant to the Custodial Agreement, and which Mortgage Loan includes, without limitation, (i) a Mortgage Note, the related Mortgage and all other Mortgage Loan Documents and (ii) all right, title and interest of the Borrower in and to the Mortgaged Property covered by such Mortgage.

“Mortgage Note” shall mean the original executed promissory note or other evidence of the indebtedness of an Obligor with respect to a Mortgage Loan.

“Mortgaged Property” means the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the Borrower for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof for Advances and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing and Pledge” shall have the meaning assigned to such term in Section 2.03(a).

“Obligee” means either Borrower or any subsequent holder of a Mortgage Loan.

“Obligor” means the obligor on a Contract or Mortgage Note.

“Owner Trustee” means Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee under this Loan Agreement, and any successor trustee under the Trust Agreement.

“Payment Date” shall mean the tenth day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the exceptions to lien priority including but not limited to: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Contract or Mortgage Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Contract or Mortgage Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property or Secured Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by either Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Loan Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% per annum, plus (a) the interest rate otherwise applicable to such Advance or other amount, or (b) if no interest rate is otherwise applicable, (i) the LIBO Rate plus (ii) the Applicable Margin.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Insurer” means an insurance company duly qualified as such under the laws of the states in which the Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified Originator” shall mean (a) HCC and (b) any other originator of Mortgage Loans or Contracts as may be approved by the Lender in writing from time to time.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required Documents” shall mean those documents identified in Section 2(I) of the Custodial Agreement.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or any executive vice president or, with respect to financial matters, the chief financial officer or any executive vice president of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

“Secured Property” shall mean the property securing a Contract which consists of a Manufactured Home, not considered real property under applicable state law, and any additional personal property or real property identified in the Contract as collateral securing payment of the Contract.

“Servicer” shall mean HCC in its capacity as servicer or master servicer of the Contracts and Mortgage Loans.

“Servicing Agreement” shall have the meaning provided in Section 11.15(c) hereof.

“Servicing File” means with respect to each Contract or Mortgage Loan, the file retained by the Borrower consisting of originals of all material documents in the Collateral File which are not delivered to a Custodian and copies of the Collateral Documents set forth in Section 2 of the Custodial Agreement.

“Servicing Records” shall mean any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing the servicing of the Mortgage Loans or Contracts.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Streamlined Land-and-Home Contract” shall mean any Contract originated pursuant to the Underwriting Guidelines providing for streamlined documentation.

“Sublimit Excess Asset” shall mean, as of any date of determination, a Contract or Mortgage Loan contained in any one or more of the categories set forth below for which the related Collateral Value, when added to the Collateral Value with respect to all other Eligible Assets which are pledged to the Lender under this Loan Agreement and which are contained in such category, exceed the percentages (each expressed as a percentage of outstanding Advances with respect to all other Eligible Assets pledged to the Lender) or dollar amounts indicated below and as may be identified as such by the Lender (which selection may be determined by the Lender in its discretion based on the Lender’s reasonable determination of the value of each Eligible Asset).

Category	Maximum Sublimit Percentage
Single state concentration	25%
Top 3 states concentration	60%
Zip code concentration	1%
California Obligors with FICO scores less than 700	15%
Manufactured Home was occupied prior to acquisition by the Obligor	25%
Manufactured Home was repossessed and the Mortgage Loan or Contract is a refinanced loan	5%
Manufactured Home was (i) occupied prior to acquisition by the Obligor or (ii) Repossessed prior to the sale to the Obligor and the Mortgage Loan or Contract is a refinanced loan	25%
Weighted average maximum loan amount to Invoice Exceeds 160%	0%
Asset is a chattel mortgage and weighted average maximum loan amount to invoice exceeds 150%	0%
Asset is a Streamlined Land-and-Home Contract and weighted average maximum loan amount to invoice exceeds 170%	0%
FICO Score is less than 600 (including Mortgage Loans and Contracts with no FICO Score)	5%
FICO Score is less than 600 (including Mortgage Loans and Contracts with no FICO score); provided that, with respect to such Mortgage Loan or Contract (i) the Obligor’s down payment was at least 30% and (ii) the Obligor’s debt to income ratio is less than 35% (which shall be in addition to the 5% provided immediately above)	2.5%
Manufactured Home is a single-wide Unit	40%
Contract is not a Land-Home Contract	85%
Manufactured Home Unit is located in a mobile home park	50%
Mortgage Loan or Contract had origination fees in excess of 1% of loan amount (excluding construction period interest capitalized into the Contract or Mortgage Loan)	50%
Weighted Average Buy-down points exceed 3% of the original principal balance of all Mortgage Loans and Contracts then pledged	0%
Mortgage Loan or Contract is a Buy-For Contract	5%
Mortgage Loan or Contract that has been subject to a maturity date extension	2%
Mortgage Loan or Contract is 30-59 days delinquent	3%
Mortgage Loan or Contract is 60-89 days delinquent	2%
Mortgage Loan or Contract is 90+ days delinquent	0%
Mortgage Loan or Contract has been reaffirmed in a Chapter 7 bankruptcy proceeding or is subject to a Chapter 12 or Chapter 13 bankruptcy proceeding	1%

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred taxes,  goodwill, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean December 29, 2004, or such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.  provided that, with respect to FEI, Total Indebtedness shall not include Indebtedness related to the Trust Securities, the Subordinated Debentures and the New Subordinated Debentures (in each case as defined in the Bank of America Facility), excluding current accruals on the Trust Securities.

“Trust Agreement” shall mean the Amended and Restated Trust Agreement dated as of December 30, 2003 between HCC and the Owner Trustee.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Underwriting Guidelines” shall mean the underwriting guidelines of HCC attached as Exhibit E hereto as amended from time to time in accordance with Section 7.09.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

1.02         Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

Section 2.              Advances, Note and Prepayments.

2.01         Advances.

(a)           Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and provided that no Default or Event or Default shall have occurred and be continuing hereunder, the Lender agrees from time to time, on the terms and conditions of this Loan Agreement, to make loans (individually, an “Advance”; collectively, the “Advances”) to the Borrower in Dollars, on any Business Day from and including the Effective Date to but excluding the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (i) the Maximum Credit (which shall be further subject to the limitations in the definition of Collateral Value) and (ii) the Borrowing Base as in effect from time to time.

(b)           Subject to the terms and conditions of this Loan Agreement, during such period the Borrower may borrow, repay and reborrow hereunder.

(c)           In no event shall an Advance be made when any Default or Event of Default has occurred and is continuing.

(d)           The Lender may, but shall not be required to make more than one Advance in any calendar week or to make any Advance of less than $500,000.

2.02         Notes.

(a)           The Advances made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to the Lender in a principal amount equal to the amount of the Maximum Credit as originally in effect and otherwise duly completed. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b)           The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

2.03         Procedure for Borrowing.

(a)           Borrowing Procedure for Requesting an Advance. The Borrower may request a borrowing to be secured by any Contracts or Mortgage Loans hereunder, on any Business Day during the period from and including the Effective Date to the Termination Date, by delivering to the Lender, with a copy to the Custodian, an Asset Data Transmission and an irrevocable Notice of Borrowing and Pledge substantially in the form of Exhibit D hereto (a “Notice of Borrowing and Pledge”), appropriately completed, which must be received no later than 5:00 p.m (eastern time) two Business Days prior to the requested Funding Date.   Such Notice of Borrowing and Pledge shall include an Asset List in respect of the Eligible Assets that the Borrower proposes to pledge to the Lender and to be included in the Borrowing Base in connection with such borrowing.

(b)           The Custodian shall review any Required Documents in accordance with the terms of the Custodial Agreement.  Not later than 3:00 p.m. (eastern time) on the Business Day set forth in the Custodial Agreement, the Custodian shall deliver to the Lender, via electronic transmission acceptable to the Lender, the Custodian Loan Transmission and an Exception Report showing the status of all Contracts and Mortgage Loans then held by the Custodian, including but not limited to the Mortgage Loans which are subject to document exceptions, and the time the related Collateral Documents have been released pursuant to Section 5(a) or 5(b) of the Custodial Agreement. Not less than monthly, and in any case on each Business Day that the Borrower requests an Advance hereunder, the Borrower shall calculate the Borrowing Base of all Mortgage Loans that are held by the Custodian and forward to the Lender by facsimile transmission a copy of the Borrowing Base Certificate in the form of Exhibit H, which calculation shall be subject to the consent of the Lender.   In addition, the Custodian shall deliver to the Lender no later than 4:00 p.m. (eastern time) by facsimile transmission on each Funding Date, one or more Trust Receipts (as defined in the Custodial Agreement) relating to the Mortgage Loans. The original copies of such Trust Receipts shall be delivered to JPMorgan Chase Bank at Four New York Plaza, Ground Floor, Outsourcing Department, New York, New York  10004, Attention: Jennifer John for the account of Greenwich Capital Financial Products, Inc. (telephone number (212) 623-5953), as agent for the Lender by overnight delivery using a nationally recognized insured overnight delivery service.

(c)           Upon the Borrower’s request for a borrowing pursuant to Section 2.03(a) above, the Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, and provided no Default shall have occurred and be continuing (in accordance with Section 2.01), not later than 5:00 p.m. (eastern time) on the requested Funding Date make an Advance (determined by the Lender) in an amount which would not cause the aggregate amount of Advances then outstanding to exceed the lesser of (i) the Maximum Credit or (ii) the Borrowing Base shown on the latest Borrowing Base Certificate.  Subject to the foregoing, such borrowing will be made available to the Borrower by the Lender transferring, via wire transfer (pursuant to wire transfer instructions provided by the Borrower on or prior to such Funding Date), in the aggregate amount of such borrowing in funds immediately available to the Borrower.

2.04         Limitation on Types of Advances; Illegality.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(a)           the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b)           the Lender determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Advances is to be determined is not likely adequate to cover the cost to the Lender of making or maintaining Advances; or

(c)           it becomes unlawful for the Lender to honor its obligation to make or maintain Advances hereunder using a LIBO Rate;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances, and the Borrower shall, at its option, either prepay such Advances or pay interest on such Advances at a rate per annum reasonably determined by the Lender taking into account the increased cost to the Lender of making and maintaining the Advances.

2.05         Repayment of Advances; Interest.

(a)           The Borrower shall repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances (as evidenced by the Note).

(b)           Interest on the Advances shall be payable in arrears monthly on the Payment Date in respect of the previous calendar month and on the Termination Date. No later than the Business Day prior to each Payment Date, the Lender shall provide to the Borrower a report which shall state the interest amount due for the current interest period on the Advance.  The calculation on such report shall be based upon information provided in the Servicing Transmission and the report provided pursuant to Section 7.20.

(c)           The Borrower shall pay to the Lender interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at a rate per annum equal to the LIBO Rate plus the Applicable Margin.  Notwithstanding the foregoing, the Borrower shall pay to the Lender interest at the applicable Post-Default Rate on any principal of any Advance and on any other amount payable by the Borrower hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give written notice thereof to the Borrower.

2.06         Mandatory Prepayments or Pledge.

On each Funding Date or other date on which there is a change in the Contracts or Mortgage Loans held by the Custodian, the Custodian shall deliver to the Lender and the Borrower the Custodian Loan Transmission.  At least three (3) Business Days prior to each Payment Date, the Borrower shall deliver to the Lender a Borrowing Base Certificate in the form attached hereto as Exhibit H, the calculation in such certificate to be based on the delinquency status and principal balance of the Eligible Assets as of the last calendar day of the prior month.  Such information shall be ascertained from the Servicing Transmission, a copy of which shall be delivered or caused to be delivered by the Borrower in accordance with Section 7.20 and shall include all Contracts and Mortgage Loans which were funded on or prior to the last calendar day of the previous month.  The Lender shall promptly notify the Borrower of any material disagreement in the calculation of the Borrowing Base.  In the event that such Borrowing Base Certificate indicates or if at any time the aggregate outstanding principal amount of Advances exceeds the Borrowing Base (a “Borrowing Base Deficiency”), as determined by the Lender and notified to the Borrower on any Business Day, the Borrower shall no later than one Business Day after receipt of such notice, either prepay the Advances in part or in whole or pledge additional Eligible Assets (which Collateral shall be in all respects acceptable to the Lender) to the Lender, such that after giving effect to such prepayment or pledge the aggregate outstanding principal amount of the Advances does not exceed the Borrowing Base.

2.07         Optional Prepayments.

The Advances are prepayable without premium or penalty, in whole or in part on each Payment Date.  The Advances are prepayable at any other time, in whole or in part, in accordance herewith.  Any amounts prepaid shall be applied to repay the outstanding principal amount of any Advances (together with interest thereon) until paid in full.  Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement.  If the Borrower intends to prepay an Advance in whole or in part from any source on any date other than the Payment Date, the Borrower shall give two (2) Business Days’ prior written notice thereof to the Lender.  If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments shall be in an aggregate principal amount of at least $100,000.  Upon Lender’s receipt of a prepayment in accordance with this Section 2.07, Lender shall release its security interest in the Collateral securing the Advance prepaid, provided that no Default or Event of Default exists or Borrowing Base Deficiency exists.

2.08         Requirements of Law.

(a)           If any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, the Note or any Advance made by it (excluding net income taxes) or change the basis of taxation of payments to the Lender in respect thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Advances or other extensions of credit by, or any other acquisition of funds by any office of the Lender which is not otherwise included in the determination of the LIBO Base Rate hereunder; or

(iii)          shall impose on the Lender any other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable thereafter incurred.

(b)           If the Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will thereafter compensate the Lender for such reduction.

(c)           If the Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.

2.09         Purpose of Advances.

Each Advance shall be used to finance the origination or purchase of Eligible Assets identified to the Lender in writing on each Asset Data Transmission as such Asset Data Transmission may be amended from time to time.

Section 3.              Payments; Computations; Taxes; Commitment Fee.

3.01         Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Loan Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender at JPMorgan Chase Bank: Account Number 140095961, For the A/C of Greenwich Capital Financial Products, Inc., ABA# 021000021, Attn: Michael Harris, not later than 1:00 p.m., eastern time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

3.02         Computations. Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

3.03         U.S. Taxes.

(a)           The Borrower agrees to pay to the Lender such additional amounts as are necessary in order that the net payment of any amount due to the Lender hereunder after deduction for or withholding in respect of any U.S. Tax (as defined below) imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by the Lender), will not be less than the amount stated herein to be then due and payable; provided, that the foregoing obligation to pay such additional amounts shall not apply:

(i)            to any payment to the Lender hereunder unless the Lender is entitled to submit a Form 1001 (relating to the Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form 4224 (relating to all interest to be received by the Lender hereunder in respect of the Advances), or

(ii)           to any U.S. Tax imposed solely by reason of the failure by the Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of the Lender if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.

For the purposes of this Section 3.03(a), (w) “Form 1001” shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) “Form 4224” shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), and (y) “U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein (excluding franchise taxes or taxes on the net income of Lender and its Affiliates).

(b)           Within 30 days after paying any such amount to the Lender, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Lender evidence satisfactory to the Lender of such deduction, withholding or payment (as the case may be).

(c)           The Lender represents and warrants to the Borrower that on the date hereof the Lender is either incorporated under the laws of the United States or a State thereof or is entitled to submit a Form 1001 (relating to the Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Advances) or Form 4224 (relating to all interest to be received by the Lender hereunder in respect of the Advances).

3.04         Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee equal to (a) 100 basis points (1%) multiplied by (b) the Maximum Credit (the “Commitment Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender not later than January 12, 2004.  Such Commitment Fee shall be deemed to be fully earned as of the Effective Date. The Lender may, in its sole discretion, net such Commitment Fee from the proceeds of any Advance made to the Borrower.   Lender shall refund to Borrower a pro rata share of the Commitment Fee for any period of time that Lender is unable to fund Advances due to the application of Section 5.02(i)(i).

3.05         Non-Utilization Fee. On each Payment Date and on the Termination Date, the Lender shall determine the average daily utilization during the preceding calendar month period (or with respect to but not including the Termination Date, during the period from the day immediately following the date through which the last non-utilization fee calculation has been made to the Termination Date) (the “Utilization Percentage”) by the Borrower by (a) dividing the sum of the Advances outstanding on each day during such period by the number of days in such period and (b) dividing the result of (a) by the Maximum Credit.  The Borrower shall pay to the Lender on such Payment Date or Termination Date,  a non-utilization fee equal to (a) during the first six-month period following the Effective Date, the product of (i) 0.25% per annum, times (ii) the Maximum Credit, times (iii) 1 minus the Utilization Percentage, (b) during the second six-month period following the Effective Date, the product of (i) 0.375% per annum, times  (ii) the Maximum Credit, times (iii) 1 minus the Utilization Percentage and (c) thereafter, the product of (i) 0.50% per annum, times (ii) the Maximum Credit, times (iii) 1 minus the Utilization Percentage (the “Non-Utilization Fee”).  All payments shall be made to the Lender in Dollars, in immediately available funds, without deduction, setoff or counterclaim.  The Lender may, in its sole discretion, net such Non-Utilization Fee from the proceeds of any Advance made to the Borrower hereunder if not previously paid by the Borrower.  Borrower shall not be responsible for any Non-Utilization Fee for any period of time that the Lender is unable to fund Advances due to the application of Section 5.02(i)(i).

3.06         Termination Fee. In the event that the Borrower terminates this Loan Agreement at any time prior to the Termination Date,  the Borrower shall pay the Lender a fee equal to 1% of the Maximum Credit.  Notwithstanding the foregoing, such Termination Fee shall not be payable if (a) the Borrower terminates this Loan Agreement as a result of the failure of the Lender and the Borrower to agree in good faith on a securitization at competitive “market terms” or (b) as a result of the election of the Lender or its designated Affiliate not to act as lead underwriter with respect to HCC’s securitization of manufactured housing loans during the term of this Loan Agreement or (c) the Borrower terminates this Loan Agreement as a result of a material default by the Lender hereunder or (d) if Borrower terminates this Agreement as a result of a claim for increased costs by Lender pursuant to Section 2.08 or as a result of a refusal by Lender to fund Advances for a period of more than ten (10) Business Days as a result of the provisions of Section 5.02(i)(i).

Section 4.              Collateral Security.

4.01         Collateral; Security Interest.

(a)           Pursuant to the Custodial Agreement, the Custodian shall hold the Collateral Documents as exclusive bailee and agent for the Lender pursuant to the terms of the

Custodial Agreement and shall deliver to the Lender Trust Receipts with Exception Reports (as such terms are defined in the Custodial Agreement) to the effect that it has reviewed such Collateral Documents in the manner required by the Custodial Agreement and identifying any deficiencies in such Collateral Documents as so reviewed.

(b)           Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i)            all Mortgage Loans and Contracts identified on a Notice of Borrowing and Pledge delivered by the Borrower to the Lender and the Custodian from time to time;

(ii)           all Collateral Documents, including without limitation all promissory notes, and all Servicing Records, and any other collateral pledged or otherwise relating to such Mortgage Loans and Contracts, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Mortgage Loan and Contract accounting records and other books and records relating thereto;

(iii)          all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Mortgage Loans and all claims and payments thereunder;

(iv)          all other insurance policies and insurance proceeds relating to any Mortgage Loans and Contracts or the related Mortgaged Property or Secured Property, as the case may be;

(v)           all Interest Rate Protection Agreements relating to any or all of the foregoing;

(vi)          any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing;

(vii)         all purchase or take-out commitments relating to or constituting any or all of the foregoing;

(viii)        all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, and “securities accounts”, as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, in each case relating to or constituting any or all of the foregoing;

(ix)           all interests in real property owned by the Borrower or collateralizing any Contract or Mortgage Loan; and

(x)            any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing.

(c)           The Borrower hereby assigns, pledges and grants a security interest to the Lender in all of its assets now owned and existing and hereafter acquired or arising, including, without limitation, all of its right, title and interest in, to and under all the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to the Lender hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”). The Borrower agrees to mark its computer records and tapes to evidence the security interests granted to the Lender hereunder.

4.02         Further Documentation. At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby.  The Borrower also hereby authorizes the Lender to file any such financing or continuation statement without the signature of the Borrower to the extent permitted by applicable law.

4.03         Changes in Locations, Name, etc.  The Borrower shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6 hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given the Lender at least 30 days prior written notice thereof and shall have delivered to the Lender all Uniform Commercial Code financing statements and amendments thereto as the Lender shall request and taken all other actions deemed reasonably necessary by the Lender to continue its first priority perfected status in the Collateral.

4.04         Lender’s Appointment as Attorney-in-Fact.

(a)           The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time if and only if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, without limiting the generality of the foregoing, the Borrower hereby gives the Lender the power and right, on behalf of the Borrower, without assent by, but with notice to, the Borrower to do the following:

(i)            in the name of the Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii)          (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to the Lender or as the Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as the Borrower might do.

The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)           The Borrower also authorizes the Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c)           The powers conferred on the Lender are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its officers, directors, or employees shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

4.05         Performance by Lender of Borrower’s Obligations. If the Borrower fails to perform or comply with any of its material obligations contained in the Loan Documents and the Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Borrower to the Lender on demand and shall constitute Secured Obligations.

4.06         Proceeds. If an Event of Default shall occur and be continuing, (a) all proceeds of Collateral received by the Borrower consisting of cash, checks and other near-cash items shall be held by the Borrower in trust for the Lender, segregated from other funds of the Borrower, and shall forthwith upon receipt by the Borrower be turned over to the Lender in the exact form received by the Borrower (duly endorsed by the Borrower to the Lender, if required) and (b) any and all such proceeds received by the Lender will be applied by the Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as the Lender shall elect.  Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Loan Agreement shall have been terminated shall be promptly paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

4.07         Reserved.

4.08         Limitation on Duties Regarding Preservation of Collateral.  The Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

4.09         Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10         Release of Security Interest.  Upon termination of this Loan Agreement and repayment to the Lender of all Secured Obligations and the performance of all obligations under the Loan Documents the Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for the Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

Section 5.              Conditions Precedent.

5.01         Initial Advance.  The obligation of the Lender to make its initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

(a)           Loan Agreement. The Lender shall have received this Loan Agreement, executed and delivered by a duly authorized officer of the Borrower.

(b)           Loan Documents.  The Lender shall have received the following documents, each of which shall be satisfactory to the Lender in form and substance:

(i)            Note.  The Note, duly completed and executed;

(ii)           Custodial Agreement.  The Custodial Agreement, duly executed and delivered by the Borrower and the Custodian;

(iii)          Guaranty.  A Guaranty, duly executed and delivered by each Guarantor;

(iv)          Blocked Account Agreement. A Blocked Account Agreement duly executed and delivered by the Borrower and the Servicer;

(v)           Servicing Agreement.  A Servicing Agreement duly executed and delivered by HCC and the Borrower; and

(vi)          UCC Filings.  The Borrower shall have delivered to Lender all information necessary for the filing of all Uniform Commercial Code and related filings and shall have performed under the Custodial Agreement and taken such other action as the Lender shall have requested in order to perfect the security interests created pursuant to this Loan Agreement.

(c)           Organizational Documents.  A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of the Borrower and each of the Guarantors and of all corporate or other authority for the Borrower and the Guarantors with respect to the execution, delivery and performance of the related Loan Documents and each other document to be delivered by the Borrower and the Guarantors from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary).

(d)           Legal Opinion.  A legal opinion of counsel to the Borrower and the Guarantors, in a form reasonably acceptable to Lender.

(e)           Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches in such jurisdictions as shall be applicable to the Borrower and the Collateral, the results of which shall be satisfactory to the Lender.

(f)            Fees and Expenses. The Lender shall have received all fees and expenses required to be paid by the Borrower on or prior to the initial Funding Date and such fees and expenses may be netted out of any Advance made by the Lender hereunder.

(g)           Financial Statements. The Lender shall have received the financial statements referenced in Section 7.01(a).

(h)           Underwriting Guidelines. The Lender and the Borrower shall have agreed upon HCC’s current Underwriting Guidelines for Contracts and Mortgage Loans and the Lender shall have received a copy thereof.

(i)            Consents, Licenses, Approvals, etc. The Lender shall have received copies certified by the Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(j)            Insurance. The Lender shall have received evidence in form and substance satisfactory to the Lender showing compliance by the Borrower as of such initial Funding Date with Section 7.22 hereof.

(k)           Instruction Letter. The Lender shall have received an Instruction Letter in the form attached hereto as Exhibit J executed by the Borrower.

(l)            Restrictions on Cash Management Accounts and Procedures.  The Lender shall have received an account control agreement acceptable to the Lender in its reasonable discretion.

(m)          Other Documents. The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

5.02         Initial and Subsequent Advances.  The making of each Advance to the Borrower (including the initial Advance) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a)           no Default or Event of Default shall have occurred and be continuing;

(b)           both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrower in Section 6 hereof, and in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects (in the case of the representations and warranties in Section 6.23 and Schedule 1, solely with respect to Contracts and Mortgage Loans included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Lender, the Lender shall have received an officer’s certificate signed by a Responsible Officer of the Borrower certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that the Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;

(c)           the aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base or the Maximum Credit;

(d)           if any Mortgage Loans are MERS Mortgage Loans, the Lender and the Originator shall have entered into an Electronic Tracking Agreement with MERS in a form acceptable to the Lender.

(e)           the Lender shall have received a Notice of Borrowing and Pledge, Loan List and Asset Data Transmission and all other documents required under Section 2.03;

(f)            the Lender shall have received from the Custodian a Custodian Loan Transmission and one or more Trust Receipts in respect of the Contracts and Mortgage Loans to be pledged hereunder on such Business Day and an Exception Report, in each case dated such Business Day and duly completed;

(g)           in the event that the Contracts and Mortgage Loans to be pledged would cause the aggregate outstanding principal balance of the Contracts and Mortgage Loans pledged secured by Mortgaged Property or Secured Property from any state to exceed 15% of the aggregate outstanding principal balance of the Contracts and Mortgage Loans pledged hereunder, then the Borrower shall, upon request by the Lender, deliver an opinion of counsel acceptable to the Lender in such state, substantially in the form of items number 12 and 13 of Exhibit C, and an opinion of counsel as to the characterization of such Contract or Mortgage Loan under the Uniform Commercial Code of the state in which the Collateral Files are held by the Custodian and under the laws of the State of New York or the laws of such other state or states as the parties reasonably determine are applicable.

(h)           with respect to any Contract or Mortgage Loan that was funded in the name of or acquired by a Qualified Originator which is an Affiliate of the Borrower, the Lender may, in its sole discretion, require the Borrower to provide evidence sufficient to satisfy the Lender that such Contracts or Mortgage Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Lender in its sole discretion, that such Contract or Mortgage Loan was acquired in a legal sale;

(i)            none of the following shall have occurred and/or be continuing:

(i)            an event or events, beyond the reasonable control of the Lender, resulting in the inability of the Lender to finance any Advances with traditional counterparties at rates which would have been reasonable prior to the occurrence of such catastrophic event or events or a material adverse change in the financial condition of the Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of the Lender to fund its obligations under or otherwise comply with the terms of this Loan Agreement; or

(ii)           any other event beyond the control of the Lender which the Lender reasonably determines may result in the Lender’s inability to perform its obligations under this Loan Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

(j)            if any Contracts or Mortgage Loans to be pledged hereunder were acquired by the Borrower, such Contracts or Mortgage Loans shall conform to the Borrower’s Underwriting Guidelines or the Lender shall have received Underwriting Guidelines for such Contracts or Mortgage Loans acceptable to the Lender in its reasonable discretion;

(k)           the Lender shall have received all information requested from the Borrower relating to Interest Rate Protection Agreements pursuant to Section 7.25, and the Lender shall have reasonably determined that such Interest Rate Protection Agreements adequately protect the Borrower from interest rate fluctuations; and

(l)            the Lender shall have received (to the extent not previously provided), no later than 1:00 p.m. three (3) days prior to the requested Funding Date, an Instruction Letter, executed by the Borrower, with the Servicing Agreement attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Lender.

Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in this Section (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

Section 6.              Representations and Warranties.  The Borrower represents and warrants to the Lender that throughout the term of this Loan Agreement:

6.01         Existence.  The Borrower (a) is a statutory trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect on its property, business or financial condition, or prospects; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect on its property, business or financial condition, or prospects and (d) is in compliance in all material respects with all Requirements of Law.

6.02         Financial Condition.  The Borrower has heretofore furnished to the Lender a copy of each Guarantor’s audited consolidated balance sheets and the audited consolidated balance sheets of the consolidated Subsidiaries of each Guarantor, each as at April 27, 2003 with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Lender. The Borrower has also heretofore furnished to the Lender the related consolidated statements of income and retained earnings and of cash flows for the each Guarantor and the consolidated Subsidiaries of each Guarantor for the one year period ending April 27, 2003, setting forth comparative form the figures for the previous year.  All such financial statements are materially complete and correct and fairly present the consolidated financial condition of the related

Guarantor and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since April 27, 2003 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.  Except as otherwise required by law (including, without limitation changes made in the reasonable judgment of FEI to comply with the Sarbanes-Oxley Act) or by changes in GAAP, there has been no material change in accounting policies, procedures or methods of the Borrower or either Guarantor if such change would have material adverse effect on the calculation of the financial covenants or on the value of the Collateral.

6.03         Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Borrower, either Guarantor or any of their Subsidiaries or affecting any of their respective properties before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect on the property, business or financial condition, or prospects of the Borrower or either Guarantor or (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated hereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

6.04         No Breach.  Neither (a) the execution and delivery of the Loan Documents or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Borrower or either Guarantor, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Borrower or either Guarantor, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Loan Agreement) result in the creation or imposition of any Lien upon any property of the Borrower or either Guarantor or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

6.05         Action.  The Borrower and each Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by such entity of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by the such entity and constitutes a legal, valid and binding obligation of such entity, enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and to general principles of equity.

6.06         Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by the Borrower or either Guarantor of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Loan Agreement and other filings, recordings and consents that have been obtained and copies thereof provided to Lender prior to the Effective Date.

6.07         Margin Regulations.  Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

6.08         Taxes.  The Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

6.09         Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

6.10         No Legal Bar.  The execution, delivery and performance of this Loan Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

6.11         No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.12         Collateral; Collateral Security.

(a)           The Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Contract or Mortgage Loan to any other Person, and immediately prior to the pledge of any such Contract or Mortgage Loan as security under this Loan Agreement, the Borrower was the sole owner of such Contract or Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the Liens granted in favor of the Lender hereunder and no Person other than the Borrower has any Lien on any Contract or Mortgage Loan.

(b)           The provisions of this Loan Agreement are effective to create in favor of the Lender a valid security interest in all right, title and interest of the Borrower in, to and under the Collateral.

(c)           Upon receipt by the Custodian of each Contract or Mortgage Note, endorsed in blank by a duly authorized officer of the payee or last endorsee, the Lender shall have a fully perfected first priority security interest therein, in the Contract or Mortgage Loan evidenced thereby and in the Borrower’s interest in the related Mortgaged Property or Secured Property, as the case may be.

(d)           Upon the filing of financing statements on Form UCC1 naming the Lender as “Secured Party” and the Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

6.13         Chief Executive Office; Chief Operating Office.  The Borrower’s chief executive office on the Effective Date is located at 2150 West 18th Street, Suite 300A, Houston, TX  77008 and  the Borrower’s chief operating office is located at 2150 West 18th Street, Suite 300, Houston, TX  77008.

6.14         Location of Books and Records.  The location where the Borrower keeps its books and records including all computer tapes and records relating to the Collateral is its chief executive office or chief operating office or the offices of the Custodian.

6.15         True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by, on behalf of or at the direction of the Borrower but in any case provided by the Borrower or a Guarantor, to the Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by, on behalf of or at the direction the Borrower, but in any case provided by the Borrower or a Guarantor to the Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all  material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

6.16         Guarantors’ Compliance with the Guaranties. Each Guarantor is in compliance in all material respects with all of the terms of such Guarantor’s Guaranty and no Event of Default (as defined in the related Guaranty) has occurred thereunder.

6.17         ERISA.  Each Plan to which the Borrower or its Subsidiaries make direct contributions, and, to the knowledge of the Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Lender under Section 7.01(d) hereof.

6.18         Reserved.

6.19         Relevant States.  Schedule 3 sets forth all of the states or other jurisdictions (the “Relevant States”) in which HCC originates Contracts and Mortgage Loans in its own name or through brokers on the date of this Loan Agreement.

6.20         True Sales.  Any and all interest of a Qualified Originator in, to and under any Contract or Mortgage Loan funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of the Borrower has been sold, transferred, conveyed and assigned to the Borrower pursuant to a legal sale and such Qualified Originator retains no interest in such Contract or Mortgage Loan, and if so requested by the Lender, is covered by an opinion of counsel to that effect in form and substance acceptable to the Lender.

6.21         No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Borrower or either Guarantor or any of its Subsidiaries has a Material Adverse Effect.

6.23         Origination and Acquisition of Contracts or Mortgage Loans.  The Contracts and Mortgage Loans were originated or acquired by a Qualified Originator, and the origination and collection practices used by the Qualified Originator, with respect to the Contracts and Mortgage Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan servicing business, and in accordance with the Underwriting Guidelines. Each of the Contracts and Mortgage Loans complies with the representations and warranties listed in Schedule I hereto.

6.24         No Adverse Selection.  The Borrower used no selection procedures that identified the Contracts or Mortgage Loans as being less desirable or valuable than other comparable contracts and mortgage loans owned by the Borrower.

6.25         Borrower Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Advance, the fair value of the assets of the Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Borrower in accordance with GAAP) of the Borrower and the Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

Section 7.              Covenants of the Borrower.  The Borrower covenants and agrees with the Lender that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01         Financial Statements.  The Borrower shall deliver to the Lender:

(a)(i)        as soon as available and in any event within 30 days after the end of each month, the consolidated balance sheets of FEI and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows for FEI and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of FEI and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii)           as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, the consolidated balance sheets of the Guarantors, the Borrower and their consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantors, the Borrower and their consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantors, the Borrower and their Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)           as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheets of the Guarantors, the Borrower and their consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Guarantors, the Borrower and their consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantors, the Borrower and their consolidated Subsidiaries  at the end of, and for, such fiscal year in accordance with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default;

(c)           from time to time such other information regarding the financial condition, operations, or business of the Borrower or the Guarantors as the Lender may reasonably request; and

(d)           as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which the Borrower or either Guarantor or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, that the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

(i)            any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)           the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

(iii)          the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)          the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)           the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi)          the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Borrower to the effect that, to the best of such Responsible Officer’s knowledge, the Borrower during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Borrower has taken or proposes to take with respect thereto).

7.02         Litigation.  The Borrower will promptly, and in any event within one (1) Business Day (with respect to the Borrower) and seven (7) Business Days (with respect to each of the Guarantors) after receipt of notice of  any of the following, give to the Lender notice of all legal or arbitrable proceedings affecting the Borrower, a Guarantor or any of their respective Subsidiaries that questions or challenges the validity or enforceability of any of the Loan Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect.

7.03         Existence, Etc.  The Borrower will and shall assure that each Guarantor will:

(a)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b)           comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)           keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)           as to the Borrower only, not move its chief executive office or chief operating office from the addresses referred to in Section 6.13 unless it shall have provided the Lender 30 days prior written notice of such change;

(e)           pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f)            permit representatives of the Lender, during normal business hours upon three (3) Business Days prior written notice at a mutually desirable time (or at any time and from time to time during the continuance of a Default or an Event of Default), to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

7.04         Prohibition of Fundamental Changes.  The Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that the Borrower may merge or consolidate with (a) any wholly owned subsidiary of the Borrower, or (b) any other Person if the Borrower is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

7.05         Borrowing Base Deficiency.  If at any time there exists a Borrowing Base Deficiency the Borrower shall cure same in accordance with Section 2.06 hereof.

7.06         Notices. The Borrower shall give notice to the Lender promptly:

(a)           upon the Borrower becoming aware of, and in any event within one (1) Business Day after, the occurrence of any Default or Event of Default or any event of default or default under any other material agreement of the Borrower or either Guarantor;

(b)           upon, and in any event within one (1) Business Day after receipt of notice by Borrower and within seven (7) Business Days after receipt of notice by either Guarantor or any agent thereof in respect of any legal or arbitrable proceedings affecting the Borrower or either Guarantor or any of their Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents or (ii) in which the amount in controversy exceeds $250,000 (as to the Borrower), $1,000,000 (as to HCC), and $5,000,000 (as to FEI);

(c)           upon the Borrower becoming aware of  any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(d)           upon the Borrower becoming aware during the normal course of its business that the Mortgaged Property in respect of any Mortgage Loan or Mortgage Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Collateral Value of such Mortgage Loan;

(e)           upon the entry of an uninsured judgment or decree (i) against the Borrower, (ii) against HCC in an amount in excess of $1,000,000 or (iii) against FEI in an amount in excess of $5,000,000.

Each notice pursuant to this Section 7.06 (other than 7.06(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

7.07         Servicing.  The Borrower shall not permit any Person other than HCC to service the Contracts and Mortgage Loans without the prior written consent of the Lender.

7.08         MERS.  The Originator is a member of MERS in good standing (or will be prior to utilizing the MERS System) and current in the payment of all fees and assessments imposed by MERS, and has complied in all material respects with all rules and procedures of MERS.  In connection with the assignment of any Mortgage Loan registered on the MERS System, the Borrower agrees that at the request of the Lender it will, at the Borrower’s own cost and expense, cause the MERS System to indicate that such Mortgage Loan has been transferred to the Lender in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Mortgage Loans and (b) the code in the field “Pool Field” which identifies the series in which such Mortgage Loans were sold.  The Borrower further agrees that it will not alter codes referenced in this paragraph with respect to any Mortgage Loan at any time that such Mortgage Loan is subject to this Agreement.

7.09         Underwriting Guidelines.  The Borrower shall notify the Lender in writing of any material modifications to the Underwriting Guidelines prior to requesting any Advance against Contracts or Mortgage Loans underwritten in accordance with such modified Underwriting Guidelines.  If the Lender determines, in its reasonable discretion (which determination shall be made and communicated in writing to Borrower within 5 Business Days after Lender’s receipt of such notice), that any such modification is not acceptable, the Lender will have no obligation to finance any loans that are originated pursuant to such modified underwriting guidelines.

7.10         Lines of Business.  The Borrower will not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

7.11         Transactions with Affiliates.  The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Loan Agreement, (b) in the ordinary course of the Borrower’s business and (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section 7.11 to any Affiliate.

7.12         Use of Proceeds.  The Borrower will use the proceeds of the Advances solely to originate, purchase, fund, manage and service Eligible Assets.

7.13         Limitation on Liens. The Borrower will not, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of its Property, except for (i) Liens (not otherwise permitted hereunder) which are created in connection with the purchase of fixed assets and equipment necessary in the ordinary course of the Borrower’s business or to finance residual certificates issued in connection with securitizations of mortgage loans completed by the Borrower which are financed solely based on a pledge of such residual certificates; and (ii) Liens on the Collateral created pursuant to this Loan Agreement.  The Borrower will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement, and the Borrower will defend the right, title and interest of the Lender in and to any of the Collateral against the claims and demands of all persons whomsoever.

7.14         Limitation on Sale of Assets.  The Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person; provided, that the Borrower may after prior written notice to the Lender allow such action with respect to any Subsidiary which is not a material part of the Borrower’s overall business operations.

7.15         Limitation on Distributions. Without the Lender’s consent, the Borrower shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

7.16         Reserved.

7.17         Reserved.

7.18         Reserved.

7.19         Restricted Payments.  The Borrower shall not make any Restricted Payments following an Event of Default.

7.20         Servicing Transmission.  The Borrower shall cause the Servicer to provide to the Lender on a weekly and monthly basis no later than 11:00 a.m. eastern time on the first Business Day of each calendar week and two (2) Business Days prior to each Payment Date (or such other day requested by Lender) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Contracts and Mortgage Loans serviced hereunder by the Servicer on behalf of the Borrower which were funded prior to the first day of such week or month, summarizing the Borrower’s delinquency and loss experience with respect to Contracts and Mortgage Loans serviced by the Servicer on behalf of the Borrower (including, in the case of the Mortgage Loans, the following categories: current, 30-59, 60-89, and 90+) and (ii) any other information reasonably requested by the Lender with respect to the Mortgage Loans.

7.21         No Amendment or Waiver.  The Borrower will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Contract or Mortgage Loan to which the Borrower is a party in any manner which would reasonably be expected to materially and adversely affect the value of the Collateral taken as a whole.

7.22         Maintenance of Property; Insurance.  The Borrower shall keep all property used and necessary in its business in good working order and condition.  The Borrower shall cause the Servicer to maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to Lender in writing) and shall not reduce such coverage without the written consent of the Lender, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

7.23         Further Identification of Collateral.  The Borrower will furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender or any Lender may reasonably request, all in reasonable detail.

7.24         Contract or Mortgage Loan Determined to be Defective.  Upon discovery by the Borrower or the Lender of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Contract or Mortgage Loan, the party discovering such breach shall promptly give notice of such discovery to the other.

7.25         Interest Rate Protection Agreements.  Upon the Lender’s request, the Borrower shall deliver to the Lender any and all information relating to Interest Rate Protection Agreements.  The Borrower shall maintain Interest Rate Protection Agreements relating to the Collateral at all times for the benefit of Lender in an amount reasonably acceptable to Lender.

7.26         Certificate of a Responsible Officer of the Borrower.  At the time that the Borrower delivers financial statements to the Lender in accordance with Section 7.01 hereof, the Borrower shall forward to the Lender a certificate of a Responsible Officer of the Borrower which demonstrates that the Borrower is in compliance with the covenants set forth in Sections 7.16, 7.17 and 7.18 above.

7.27         Reserved.

7.28         Alternative Collateral.  Borrower agrees that in the event that it sells, pledges or otherwise transfers Mortgage Loans or Contracts with an outstanding principal balance in excess of $20 million in the aggregate to any third party in transactions not involving Lender or an affiliate of Lender (excluding Title I mortgage loans that have been transferred to Fannie Mae, Freddie Mac or Ginnie Mae and Mortgage Loans and Contracts repurchased as a result of breaches by HCC of representations and warranties in connection with the purchase of the loans by Borrower) (a “Third Party Sale”), Borrower shall pay to Lender (a) in connection with the first Third Party Sale that causes the $20 million threshold to be exceeded, an amount equal to the amount of the excess over $20 million times 0.25% and (b) in connection with all Third Party Sales thereafter, an amount equal to 0.25% times the outstanding principal balance of the Mortgage Loans and Contracts sold.

7.29         Maintenance of Separateness.  The Borrower acknowledges that the Lender is relying upon and will continue to rely on the separate legal identity and the separate assets of the Borrower as distinguished from any other Person.  The Borrower agrees that its business shall be operated and its affairs shall be conducted in such a manner that its assets and liabilities can be readily determined and shall not be substantively consolidated with those of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person.  Without limiting the foregoing, the Borrower shall conduct its business in its own name, maintain its books and records separate from those of any other Person, maintain its bank accounts separate from those of any other Person, maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, pay its own liabilities and expenses only out of its own funds, enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, hold itself out as a separate entity, maintain adequate capital in light of its contemplated business operations and observe all other appropriate entity and other organizational formalities.

7.30         Securitization Exclusivity.  The Borrower hereby grants Lender, Greenwich Capital Markets, Inc. (“GCM”), and such of their Affiliates as Lender may subsequently designate in writing to Borrower (collectively, “Greenwich”), the right, but not the obligation, to act, with respect to any securitization transaction, as initial purchaser and/or lead manager or placement agent or underwriter  with respect to the Mortgage Loans and Contracts, so long as the securitization transaction is on market terms.

Section 8.              Events of Default.  Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a)           the Borrower shall default in the payment of any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory prepayment) or a Guarantor shall default in the payment of any amount required to be paid by it under the related Guaranty; or

(b)           the Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document or a Guarantor shall default under any  obligation (other than a payment obligation) under the related Guaranty, in either case, after notification by the Lender of such default, and such default shall have continued unremedied for three Business Days; or

(c)           any representation, warranty or certification made or deemed made herein or in any other Loan Document by the Borrower or a Guarantor or any certificate furnished to the Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Collateral Value of the Mortgage Loans; unless (i) the Borrower or a Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been materially false or misleading on a regular basis); or

(d)           the Borrower or any Guarantor shall otherwise fail to observe or perform any other agreement contained in this Loan Agreement or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of fifteen (15) calendar  days following written notice from Lender; or

(e)           a final judgment or judgments for the payment of money in excess of $100,000 (as to Borrower), $1,000,000 (as to HCC) or $5,000,000 (as to FEI) in the aggregate (to the extent that it is, in the reasonable determination of the Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Borrower or either Guarantor or any of their Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower or any such Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)            the Borrower or either Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

(g)           the Borrower or either Guarantor or any of their Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(h)           a proceeding or case shall be commenced, without the application or consent of the Borrower or either Guarantor or any of their Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or either Guarantor or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of the Borrower or either Guarantor or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or  winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or either Guarantor or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(i)            the Custodial Agreement or any Loan Document shall for whatever reason (including an event of default thereunder) be terminated or the lien on the Collateral created by this Loan Agreement or Borrower’s or either Guarantor’s material obligations hereunder or under the Guaranty shall cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower or either Guarantor; or

(j)            any material adverse change in the Properties, business or financial condition, or prospects of the Borrower or either Guarantor or any of their Subsidiaries, in each case as determined by the Lender in its reasonable discretion, or the existence of any other condition which, in the Lender’s reasonable discretion, constitutes a material impairment of the Borrower’s ability to perform its obligations under this Loan Agreement, the Note or any other Loan Document or such Guarantor’s ability to perform under the Guaranty; or

(k)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, either Guarantor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which reportable event (as described in Section 7.01(d) hereof) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any single employer plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower, either Guarantor or any commonly controlled entity (for purposes of ERISA) shall, or in the reasonable opinion of the Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)            any Change of Control of the Borrower or either Guarantor shall have occurred without the prior consent of the Lender; or

(m)          the Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender; or

(n)           the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of the Borrower or the Guarantors and such information and/or responses shall not have been provided within five Business Days of such request; or

(o)           the Borrower or either Guarantor or any Subsidiary of the Borrower or either Guarantor shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between the Borrower or such Guarantor or such other entity, on the one hand, and the Lender or any of the Lender’s Affiliates on the other; or the Borrower or such Guarantor or any Subsidiary of the Borrower shall materially default under, or fail to perform as requested under, the terms of any, material repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Borrower, the Guarantor or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder; or

(p)           the Servicer breaches in any material respect any terms of the Servicing Agreement.

Section 9.              Remedies Upon Default.

(a)           Upon the occurrence of one or more Events of Default (subject to the expiration of the applicable cure period contained therein) other than those referred to in Section 8(g) or (h), the Lender may immediately declare the principal amount of the Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and other amounts payable hereunder (including, but not limited to, amounts payable pursuant to Sections 2.05, 3.04, 3.05 and 3.06 hereof) and reasonable fees and out-of-pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower and may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents, including, but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis.

(b)           Upon the occurrence of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Servicing Records and all other files of the Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrower or any third party acting for the Borrower and the Borrower shall deliver to the Lender such assignments as the Lender shall request. The Lender shall be entitled to specific performance of all agreements of the Borrower contained in this Loan Agreement.

(c)           If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code, at law and in equity. Without limiting the generality of the foregoing, the Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions and at prices that are consistent with a recognized market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released. The Borrower further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the Borrower’s premises or elsewhere. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need the Lender account for the surplus, if any, to the Borrower. Except as set forth in the first sentence of Section 4.08, to the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements incurred by the Lender to collect such deficiency.  Because the Borrower recognizes that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid, the Borrower agrees that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, the Lender may elect, in its sole discretion, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate the Lender to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of the Lender’s rights or remedies.

(d)           If a Default (as to a failure by the Borrower to comply with the provisions of Section 7.25 hereof) or an Event of Default (as to other matters) shall occur and be continuing, the Lender may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Mortgage Loans pledged to the Lender hereunder, and the Borrower shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Lender relating to or arising out of such Interest Rate Protection Agreements; including without limitation any losses resulting from such Interest Rate Protection Agreements.

Section 10.            No Duty on Lender’s Part.  The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11.            Miscellaneous.

11.01       Waiver.  No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02       Notices.  Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.03       Indemnification and Expenses.

(a)           The Borrower agrees to hold the Lender, and the Lender’s Affiliates and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third-party liabilities, losses (but in no case including lost profits), damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Contract or Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Contract or Mortgage Loan, the Borrower will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower or any Affiliate of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower or any Affiliate.  The

Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s reasonable and documented costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  The Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrower under the Note is a recourse obligation of the Borrower.

(b)           The Borrower agrees to pay as and when billed by the Lender all of the reasonable and documented out-of pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith.  The Borrower agrees to pay as and when billed by the Lender all of the reasonable and documented out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Lender and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Sections 11.03(a), 11.14 and 11.16 hereof.

11.04       Amendments.  Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender and any provision of this Loan Agreement may be waived by the Lender.

11.05       Successors and Assigns.  This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.06       Survival.  The obligations of the Borrower under Sections 3.03 and 11.03 hereof shall survive the repayment of the Advances and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

11.07       Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

11.08       Counterparts.  This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart.

11.09       Loan Agreement Constitutes Security Agreement; Governing Law.  This Loan Agreement shall be governed by New York law without reference to choice of law doctrine (but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Loan Agreement), and shall constitute a security agreement within the meaning of the Uniform Commercial Code.

11.10      SUBMISSION TO JURISDICTION; WAIVERS.  EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

11.11      WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12       Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;

(b)           the Lender has no fiduciary relationship to the Borrower, and the relationship between the Borrower and the Lender is solely that of debtor and creditor; and

(c)           no joint venture exists among or between the Lender and the Borrower.

11.13       Hypothecation or Pledge of Collateral.  The Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral.  Nothing contained in this Loan Agreement shall obligate the Lender to segregate any Collateral delivered to the Lender by the Borrower.

11.14       Assignments; Participations.

(a)           The Borrower may assign any of its rights or obligations hereunder or under the Note only with the prior written consent of the Lender.  The Lender may assign or transfer to any bank or other financial institution that makes or invests in loans or any Affiliate of the Lender all or any of its rights or obligations under this Loan Agreement and the other Loan Documents; provided that the Lender shall not assign its rights or obligations hereunder or under any of the other Loan Documents to any third party which is not an Affiliate of the Lender without the prior written consent of the Borrower, which consent shall not be unreasonably withheld.

(b)           The Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (each a “Participant”) participating interests in any Advance, the Note, its commitment to make Advances, or any other interest of the Lender hereunder and under the other Loan Documents.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Loan Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Loan Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Loan Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Loan Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof.  The Lender also agrees that each Participant shall be entitled to the benefits of Sections 2.07 and 11.03 with respect to its participation in the Advances outstanding from time to time; provided, that the Lender and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Lender would have been entitled to receive had no such transfer occurred.

(c)           The Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying the Borrower in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit I) and only for the sole purpose of evaluating participations and for no other purpose.

(d)           The Borrower agrees to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation. The Borrower further agrees to furnish to any Participant identified by the Lender to the Borrower copies of all reports and certificates to be delivered by the Borrower to the Lender hereunder, as and when delivered to the Lender.  The Lender shall reimburse the Borrower for any reasonable and documented out-of-pocket costs incurred by the Borrower pursuant to this Section 11.14(d).

11.15       Servicing.

(a)           The Borrower covenants to maintain or cause the Mortgage Loans and the Contracts to be serviced pursuant to the Servicing Agreement.

(b)           The Borrower covenants to safeguard the Servicing Records and to deliver them promptly to the Lender or its designee (including the Custodian) at the Lender’s request.

(c)           The Borrower agrees that upon the occurrence of an Event of Default, the Lender may terminate the Servicer and terminate any Servicing Agreement.  In addition, the Borrower shall provide to the Lender an Instruction Letter from the Borrower to the effect that upon the occurrence of an Event of Default, the Lender may terminate any Servicing Agreement and direct that collections with respect to the Mortgage Loans and Contracts be remitted in accordance with the Lender’s instructions.  The Borrower agrees to cooperate with the Lender in connection with the transfer of servicing.

(d)           After the Funding Date, until the pledge of any Mortgage Loan or Contract is relinquished by the Custodian, the Borrower will have no right to modify or alter the terms of the Mortgage Loan or Contract or consent to the modification or alteration of the terms of any Mortgage Loan or Contract, and the Borrower will have no obligation or right to repossess any Mortgage Loan or Contract or substitute another Mortgage Loan or Contract, except as provided in any Custodial Agreement.

11.16       Periodic Due Diligence Review.  The Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews with respect to the Contracts and Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than three (3) Business Days) prior notice to the Borrower, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Collateral Files and any and all documents, records, agreements, instruments or information relating to such Contracts and Mortgage Loans in the possession, or under the control, of the Borrower and/or the Custodian. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral Files and the Contracts and Mortgage Loans. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender shall make Advances to the Borrower based solely upon the information provided by the Borrower to the Lender in the Asset Data Transmission and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Contracts and Mortgage Loans securing such Advance, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties or Secured Property as the case may be, and otherwise re-generating the information used to originate such Contract or Mortgage Loan. The Lender may underwrite such Contracts and Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Borrower agrees to cooperate with the Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Contracts and Mortgage Loans in the possession, or under the control, of the Borrower. So long as no Default or Event of Default exists or a prior review does not demonstrate material non-compliance with the Underwriting Guidelines, the Borrower and Lender agree that the Borrower’s costs associated with such loan level due diligence will be limited to four (4) visits per year at a maximum cost of $17,500 each.  The Lender shall have the right to conduct additional reviews at its expense with at least 3 Business Days advance notification to Borrower, including the right to perform continuing Due Diligence Reviews of the Borrower and its directors, officers, employees and significant shareholders.

11.17       Set-Off.  In addition to any rights and remedies of the Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower.  The Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to Borrower against all of Borrower’s obligations to the Lender or its Affiliates, whether under this Loan Agreement or under any other agreement between the parties or between Borrower and any affiliate of the Lender, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency.  The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.18       Intent.  The parties recognize that each Advance is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

11.19       Entire Agreement.  This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

11.20       Public Announcements.  The Lender shall have approval rights with respect to all press releases and other public announcements related to or concerning this Loan Agreement and the other Loan Documents.

11.21       Limitation on Liability.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of HomeOne Funding I, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or any other related documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

HOMEONE FUNDING I

By: Wilmington Trust Company not in its individual capacity but solely as owner trustee.
By:	/s/ Heather L. Maier
Name:	Heather L. Maier
Title:	Authorized Signer

Address for Notices:

2150 West 18th Street
Houston, Texas 77008
Attention: Gary V. Busch
Telecopier No.:(713) 331-2210
Telephone No.:(713) 331-2200

With a copy to:

Attention: General Counsel
Telecopier No.: (713) 331-2205
Telephone No.: (713) 331-2200

LENDER

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

By:	/s/ Jonathan Stapleton
Title:	Vice President

Address for Notices:
600 Steamboat Road
Greenwich, Connecticut 06830
Attention: Anthony Palmisano
Telecopier No.: (203) 618-2164
Telephone No.: (203) 618-2341
With a copy to:
Attention: General Counsel
Telecopier No.: (203) 629-5718
Telephone No.: (203) 625-2700

Schedule 1

REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS

Schedule 3

Schedule 4

EXHIBIT A

[FORM OF PROMISSORY NOTE]

$75,000,000
December 30, 2003	New York, New York

FOR VALUE RECEIVED, HomeOne Funding I, a Delaware statutory trust (the “Borrower”), hereby promises to pay to the order of GREENWICH CAPITAL FINANCIAL PRODUCTS, INC. (the “Lender”), at the principal office of the Lender at 600 Steamboat Road, Greenwich, Connecticut 06830, in lawful money of the United States, and in immediately available funds, the principal sum of SEVENTY FIVE MILLION DOLLARS AND NO CENTS ($75,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower under the Loan Agreement (as defined below)), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advances made by the Lender.

This Note is the Note referred to in the Master Loan and Security Agreement dated as of December 30, 2003 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) between the Borrower, and the Lender, and evidences Advances made by the Lender thereunder.  Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

The Borrower agrees to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, the Borrower hereby acknowledges, admits and agrees that the Borrower’s obligations under this Note are recourse obligations of the Borrower to which the Borrower pledges its full faith and credit.

The Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrower or any other party liable hereon or against any Collateral for this Note.  No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrower, even if the Borrower is not a party to such agreement; provided, however, that the Lender and the Borrower, by written agreement between them, may affect the liability of the Borrower.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note.  Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules.  The Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Note) whose laws the Borrower expressly elects to apply to this Note.  The Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

The protections of Section 11.21 of the Loan Agreement are incorporated herein by reference.

HOMEONE FUNDING I

By: Wilmington Trust Company not in its individual capacity but solely as owner trustee.

By:
Name:
Title:

SCHEDULE OF LOANS

This Note evidences Advances made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

EXHIBIT B

FORM OF CUSTODIAL AGREEMENT

EXHIBIT C

RESERVED

EXHIBIT D

FORM OF NOTICE OF BORROWING AND PLEDGE

[insert date]

Greenwich Capital Financial Products, Inc.

600 Steamboat Road

Greenwich, Connecticut 06830

Attention:

Notice of Borrowing and Pledge No.:

Ladies/Gentlemen:

Reference is made to the Master Loan and Security Agreement, dated as of December 30, 2003 (the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Loan Agreement), between HomeOne Funding I (the “Borrower”) and Greenwich Capital Financial Products, Inc. (the “Lender”).

In accordance with Section 2.03(a) of the Loan Agreement, the undersigned Borrower hereby requests that you, the Lender, make Advances to us in connection with our delivery of Mortgage Loans on                         [insert requested Funding Date, which must be at least two (2) Business Days following the date of the request], in connection with which we shall pledge to you as Collateral the Eligible Assets (along with all previous pledges defined as Eligible Assets for such date) set forth on the Asset Schedule attached hereto.

The Borrower hereby certifies, as of such Funding Date, that:

(a)         no Default or Event of Default has occurred and is continuing on the date hereof nor will occur after giving effect to such Advance as a result of such Advance;

(b)         each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date (in the case of the representations and warranties in respect of Contracts or  Mortgage Loans, solely with respect to Contracts or Mortgage Loans being included the Borrowing Base on the Funding Date) as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)         the Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and is in good standing in all required jurisdictions; and

(d)           the Borrower has satisfied all conditions precedent in Section 5.02 of the Loan Agreement and all other requirements of the Loan Agreement, in each case to the extent required to be satisfied by the Lender.

The undersigned duly authorized officer of Borrower further represents and warrants that (1) the documents constituting the Custodial File (as defined in the Custodial Agreement) with respect to the Contracts or Mortgage Loans that are the subject of the Advance requested herein and more specifically identified on the Asset Schedule or computer readable magnetic transmission delivered to both the Lender and the Custodian in connection herewith (the “Receipted Contracts or Mortgage Loans”) have been or are hereby submitted to Custodian and such Required Documents are to be held by the Custodian subject to Lender’s first priority security interest thereon, (2) all other documents related to such Receipted Mortgage Loans (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Borrower in trust for Lender, (3) all documents related to such Receipted Contracts or Mortgage Loans withdrawn from Custodian shall be held in trust by Borrower for Lender, and Borrower will not attempt to pledge, hypothecate or otherwise transfer such Receipted Contracts or Mortgage Loans to any other party until the Advance to which such Receipted Contracts or Mortgage Loans are related has been paid in full by Borrower and (4) Borrower has granted a first priority perfected security interest in and lien on the Receipted Contracts or Mortgage Loans.

Borrower hereby represents and warrants that (x) the Receipted Contracts or Mortgage Loans have an unpaid principal balance as of the date hereof of $                     and (y) the number of Receipted Contracts or Mortgage Loans is               .

Very truly yours,

HOMEONE FUNDING I

By: Wilmington Trust Company not in its individual capacity but solely as owner trustee.

By:
Name:
Title:

Schedule I

to Notice of Borrowing and Pledge

[MORTGAGE LOANS PROPOSED TO BE PLEDGED

TO LENDER ON FUNDING DATE]

[attach Mortgage Loan Schedule]

EXHIBIT E

UNDERWRITING GUIDELINES

[TO BE PROVIDED BY BORROWER]

EXHIBIT F

REQUIRED FIELDS FOR SERVICING TRANSMISSION

[TO BE PROVIDED BY LENDER]

EXHIBIT G

REQUIRED FIELDS FOR ASSET DATA TRANSMISSION

[TO BE PROVIDED BY LENDER]

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

[TO BE PROVIDED BY LENDER ]

EXHIBIT I

FORM OF CONFIDENTIALITY

AGREEMENT

In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in an advance, note or commitment of Greenwich Capital Financial Products, Inc. (“Greenwich”) pursuant to a Master Loan and Security Agreement between Greenwich and HomeOne Funding I (the “Borrower”) dated December 30, 2003, you have requested the right to review certain non-public information regarding the Borrower that is in the possession of Greenwich. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by Greenwich or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as Greenwich “Representatives”) in connection with the consideration of a Transaction (such information being  herein referred to as “Evaluation Material”), Greenwich hereby requests your agreement as follows:

1.             The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Greenwich involving you or your affiliates, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Greenwich (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement). You agree to be responsible for any breach of this Agreement by your Representatives.

2.             The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidential agreement with Greenwich or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

3.             In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, you agree to (i) immediately notify Greenwich and the Borrower of the existence, terms and circumstances surrounding such a request, (ii) consult with the Borrower on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

4.             Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

5.             You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Borrower regarding the business, operations, prospects or finances of the Borrower or the employment of such officer, director or employee, except with the express written permission of the Borrower.

6.             You understand and acknowledge that the Borrower is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by Greenwich. The Borrower, its respective affiliates or Representatives, nor any of its respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

7.             You agree that neither Greenwich or the Borrower has not granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by Greenwich.

8.             If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to Greenwich all of the Evaluation Material, including all copies, reproductions and summaries thereof in your possession or in the possession of any of your Representatives.

9.             Without prejudice to the rights and remedies otherwise available to the Borrower, the Borrower shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

10.           The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules). You submit to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement.

11.           The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon the respective successors and assigns.

12.           If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

13.           This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by the Borrower and you expressly so modifying or waiving such Agreement.

14.           For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

By:
Greenwich Capital Financial Products, Inc.

Confirmed and agreed to this day of , 200 .

By:
Name
Title:

EXHIBIT J

FORM OF INSTRUCTION LETTER

                             , 2003

                                   , as  [Subservicer]

Attention:

Re:          Loan and Security Agreement, dated as of December 30, 2003, by and between Greenwich Capital Financial Products, Inc., (“Lender”), and HomeOne Funding I (“Borrower”)

Ladies and Gentlemen:

Pursuant to the Master Loan and Security Agreement, dated as of December 30, 2003 (the “Loan and Security Agreement”), between the Lender and the Borrower, you are hereby notified that: (i) the undersigned Borrower has pledged to the Lender the assets described on Schedule 1 hereto (the “Eligible Assets”), (ii) each of the Eligible Assets is subject to a security interest in favor of the Lender, and (iii) effective as of the delivery of this letter to the Subservicer, unless otherwise notified by the Lender in writing, any payments or distributions made with respect to such Eligible Assets shall be remitted immediately by the [Subservicer] in accordance with the Lender’s wiring instructions provided below:

Account No.:	[	]
ABA No.:	[	]
	[	]
Reference:	[	]

The Subservicer also acknowledges its consent to terminate such Servicing Agreement upon notification by the Lender of an occurrence of an Event of Default.

This instruction letter is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of HomeOne Funding I, in the exercise of the powers and authority conferred and vested in it, each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, and under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or any other related documents.

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to the Lender promptly upon receipt.  Any notices to the Lender should be delivered to the following address: 600 Steamboat Road, Greenwich, Connecticut 06830, Attention: Joe Bartolotta, Telephone: (203) 625-6675, Facsimile: (203) 625-4751.

Very truly yours,

HOMEONE FUNDING I

By: Wilmington Trust Company not in its individual capacity but solely as owner trustee.

By:

Name:

Title:

ACKNOWLEDGED:

, as [Subservicer]

By:

Name:

Title:

Telephone:

Facsimile: